Exhibit 99.1

(GS Financial Corp Letterhead)

FOR IMMEDIATE RELEASE

July 20, 2005

GS Financial Corp.  Announces Second Quarter Results

(NASDAQ:  GSLA)

METAIRIE, La. – GS Financial Corp, the holding company of Guaranty Savings and Homestead Association (www.gsha.com), announced quarterly earnings of $271,000 for the quarter ended June 30, 2005, up 188% from $94,000 over the same period in 2004.  Earnings per share for the second quarter of 2005 were $.23, up 188% from $.08 for the second quarter of 2004.

For the first six months of 2005, net income totaled $172,000, down 16% from $205,000 over the same time period in 2004.  Earnings per share over the first half of 2005 were $.14, down 22% from $.18 in the first half of 2004.  First half results include the one-time recognition of costs associated with the retirement of the Company’s former President and Chief Executive Officer.  These costs totaled $428,000, or $.36 per share ($282,000, or $.24 per share, after related tax benefits).  Excluding the impact of this one-time charge, net earnings from operations for the six months ended June 30, 2005 were $454,000, or $.38 per share.

Net interest income for the quarter ended June 30, 2005 was $1.4 million, up 7% from $1.3 million in the second quarter of 2004, and down 1% from 1.4 million in the first quarter of 2005.  The second quarter 2005 net interest margin was 3.09%, up 54 basis points from 2.55% for the second quarter of 2004, and up 6 basis points from 3.03% in the first quarter of 2005.

Net interest income for the first half of 2005 was $2.9 million, up 11% from $2.6 million in the first six months of 2004.  The net interest margin for the first half of 2005 was 3.06%, up 59 basis points from 2.47% for the same time period in 2004.

Additional financial highlights include the following:

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Total assets at June 30, 2005 were $189.4 million, down approximately 5% from December 31, 2004.

•

Loans at June 30, 2005 were $87.9 million, down approximately 5% from December 31, 2004.

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Deposits at June 30, 2005 were $123.9 million, down approximately 5% from December 31, 2004.

•

Outstanding advances from the Federal Home Loan Bank at June 30, 2005 were $35.8 million, down approximately 10% from December 31, 2004.

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Stockholders’ equity at June 30, 2005 was $28.8 million, down less than 1% from December 31, 2004.  Stockholders’ equity as a percentage of total assets at June 30, 2005 was 15.22%, up from 14.47% at December 31, 2004.

•

Non-interest expense for the second quarter of 2005 totaled $1.1 million, down approximately 4% from a year earlier.  Non-interest expense for the first half of 2005 totaled $2.6 million, up approximately 14% from the first six months of 2004.  Included in the first half of 2005 are the previously mentioned expenses associated with the retirement of the Company’s former President and Chief Executive Officer.  Excluding the impact of this one-time charge, non-interest expenses for the first half would have been $2.2 million, down approximately 5% from the previous year.

•

Non-performing assets were $718,000 at June 30, 2005, compared to $894,000 at December 31, 2004.  The ratio of non-performing assets to total assets at June 30, 2005 was .38% compared to .45% at December 31, 2004.

•

Reserve coverage of non-performing assets at June 30, 2004 was 128% compared to 103% at December 31, 2004.  Reserve coverage of total loans was 1.04% at June 30, 2005 compared to .99% at December 31, 2004.

•

The ratio of loans to deposits at June 30, 2005 was 70.97%, compared to 70.5% at December 31, 2004.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

($ in thousands)	6/30/2005 (Unaudited)	12/31/2004 (Audited)
ASSETS

Cash & Amounts Due from Depository Institutions	$ 2,162	$ 1,613
Interest-Bearing Deposits from Other Banks	5,244	3,761
Federal Funds Sold	2,930	1,650

Securities Available-for-Sale, at Fair Value	84,406	94,557
Loans, Net	87,903	92,158
Accrued Interest Receivable	753	596
Premises & Equipment, Net	2,543	2,508
Stock in Federal Home Loan Bank, at Cost	2,484	2,445
Foreclosed Assets	159	-
Real Estate Held-for-Investment, Net	485	493
Other Assets	334	285
Total Assets	$ 189,403	$ 200,066

LIABILITIES
Deposits
Interest-Bearing Deposits	$ 122,772	$ 129,758
Noninterest-Bearing Deposits	1,088	965
Total Deposits	123,860	130,723
FHLB Advances	35,817	39,689
Other Liabilities	901	710
Total Liabilities	160,578	171,122

STOCKHOLDERS' EQUITY
Preferred Stock - $.01 Par Value	$ -	$ -
Common Stock - $.01 Par Value	34	34
Additional Paid-in Capital	34,538	34,425
Unearned ESOP Stock	(380)	(521)
Unearned RRP Trust Stock	(861)	(865)
Treasury Stock	(32,193)	(32,119)
Retained Earnings	28,216	28,286
Accumulated Other Comprehensive Loss	(529)	(296)
Total Stockholders' Equity	28,825	28,944
Total Liabilities & Stockholders' Equity	$ 189,403	$ 200,066

Selected Asset Quality Data
Total Non Performing Assets	$ 718	$ 894
Non Performing Assets to Total Assets	0.38%	0.45%
Allowance for Loan Losses to Non Performing Assets	128.13%	102.90%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in thousands, except per share data)	2005	2004	2005	2004
Interest and Dividend Income	$ 2,647	$ 2,717	$ 5,310	$ 5,400
Interest Expense	1,220	1,378	2,443	2,806

Net Interest Income	1,427	1,339	2,867	2,594
Provision for Loan Losses	-	19	-	33
Net Interest Income after Provision for Loan Losses	1,427	1,320	2,867	2,561

Non-interest Expense	1,071	1,120	2,588	2,263
Net Income Before Non-Interest Income and Income Taxes	356	200	279	298

Non-interest Income	24	(117)	32	(96)
Income Before Tax Expense	380	83	311	202

Income Tax Expense	109	(11)	139	(3)
Net Income	$ 271	$ 94	$ 172	$ 205
Earnings Per Share - Basic	$ 0.23	$ 0.08	$ 0.14	$ 0.18
Earnings Per Share -Diluted	$ 0.23	$ 0.08	$ 0.14	$ 0.17

Selected Operating Data
Weighted Average Shares Outstanding	1,181,065	1,156,784	1,181,834	1,158,428
Return on Average Assets [1]	0.57%	0.17%	0.18%	0.19%
Non-Interest Expense/Average Assets[1]	2.26%	2.07%	2.69%	2.09%
Net Interest Margin[1]	3.09%	2.55%	3.06%	2.47%
[1] Annualized